AMENDMENT NO. 3 TO INVESTMENT ADVISORY AGREEMENT

This Amendment No. 3 to the Investment Advisory Agreement (the “Agreement”) dated April 28, 2008, as amended on May 1, 2009 and May 1, 2011, by and between Templeton Global Advisors Limited (the “Subadviser”) and Met Investors Advisory LLC (a predecessor to MetLife Advisers, LLC) (the “Adviser”), with respect to the Met/Templeton Growth Portfolio, a series of Met Investors Series Trust, is entered into effective the 24th day of May, 2011.

WHEREAS the Agreement provides for the Subadviser to provide certain investment advisory services to the Adviser, for which the Subadviser is to receive agreed upon fees; and

WHEREAS the Adviser and the Subadviser desire to make certain changes to the Agreement;

NOW, THEREFORE, for good and valuable consideration, the receipt of which is acknowledged, the Adviser and the Subadviser hereby agree that the Agreement is amended as follows:

1. Schedule A of the Agreement hereby is amended to change the Subadviser’s fee to the following:

Percentage of average daily net assets*
Met/Templeton Growth Portfolio

0.41% of the Related Portfolios first $100 million of such assets, plus 0.39% of the Related Portfolios’ assets over $100 million up to $250 million, plus 0.38% of the Related Portfolios’ assets over $250 million up to $500 million, plus 0.37% of the Related Portfolios’ assets over $500 million up to $750 million plus 0.36% of the Related Portfolios’ assets over $750 million

* For purposes of determining the annual advisory fee rate pursuant to this Schedule A, the assets of the Met/Templeton Growth Portfolio shall be aggregated with the assets of the Met/Franklin Income Portfolio, Met/Franklin Low Duration Total Return Portfolio, Met/Franklin Mutual Shares Portfolio and Met/Templeton International Bond Portfolio (collectively, the “Related Portfolios”). The aggregated assets will be applied to the above schedule and the resulting effective rate shall be applied to the actual assets of the Met/Templeton Growth Portfolio to determine the annual advisory fee rate.

2. All other terms and conditions of the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the 24th day of May, 2011.

METLIFE ADVISERS, LLC		TEMPLETON GLOBAL ADVISORS LIMITED

By:	/s/ Jeffrey A. Tupper	By:	/s/ Norman Boersma
	Jeffrey A. Tupper		Norman Boersma
	Authorized Officer		President